Exhibit 10.10

YETI HOLDINGS, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Approved:  June 27, 2016 (the “Adoption Date”)

I.                                        NON-EMPLOYEE DIRECTOR COMPENSATION POLICY PRIOR TO AN INITIAL PUBLIC OFFERING

Prior to the time of the Company’s initial public offering of its common stock (“IPO”), each member of the Board of Directors (the “Board”) of YETI Holdings, Inc. (the “Company”) who is not also serving as an employee of the Company or any of its subsidiaries (each such non-employee member, a “Director”) will receive the following compensation for his or her Board service in the period that begins on the date the Director is elected or appointed to the Board and ends on the date that the Company prices its common stock (the “Pricing Date”) for the IPO.

Annual Cash Compensation

The cash compensation amount set forth below is payable in equal quarterly installments, in arrears on the last day of each fiscal quarter in which the service occurred (each, a “Quarter”).  For any partial Quarter of service, the applicable quarterly amount will be pro-rated based on days in service.  All amounts are vested at payment.

Pre-IPO Annual Board Service Retainer:  $200,000

The Pre-IPO Annual Board Service Retainer will only be paid for periods of service prior to the Pricing Date.

Directors who are affiliated with the Cortec Group will not receive compensation (other than reimbursement of expenses as described in this policy) for their participation on the Board or any of the committees of the Board.

Expense Reimbursement

All of our Directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board.

II.                                   NON-EMPLOYEE DIRECTOR COMPENSATION POLICY FOLLOWING AN INITIAL PUBLIC OFFERING

Following the IPO, each Director will receive the following compensation for his or her Board service in the period that begins on the later of (i) the date of an IPO or (ii) the date the Director is elected or appointed to the Board and ends on the date of the first annual meeting of the Company’s stockholders at which directors are elected (the “First Annual Meeting”) following such date.  Unless and until changed by the Board, this policy will also apply to periods of Director service after the First Annual Meeting.

For three years following the IPO, Directors who are affiliated with the Cortec Group will not receive compensation (other than reimbursement of expenses as described in this policy) for their participation on the Board or any of the committees of the Board.

Annual Cash Compensation

Absent a deferral election as described below, the cash compensation amounts set forth below are payable in equal quarterly installments, in arrears on the last day of each Quarter.  For any partial Quarter of service, the applicable quarterly amount will be pro-rated based on days in service.  All amounts are vested at payment.

1.                                      Annual Board Service Retainer:

a.                                      All Directors: $70,000

2.                                      Annual Chair Service Fee:

a.                                      Chair of Board: $50,000

b.                                      Lead or Presiding Director of the Board (if any): $25,000

c.                                       Chair of the Audit Committee: $20,000

d.                                      Chair of the Compensation Committee: $15,000

e.                                       Chair of the Nominating & Governance Committee: $10,000

f.                                        Chair of Special Committee (e.g., strategic transactions, investigations, key employee searches): to be determined when Special Committee established

3.                                      Annual Committee Member (non-Chair members) Service Fee:

a.                                      Audit Committee: $10,000

b.                                      Compensation Committee: $7,500

c.                                       Nominating & Governance Committee: $5,000

d.                                      Special Committee: $7,500

Directors may elect to defer all or part of the annual cash retainer, or chair or committee cash fees, into deferred stock units.  Deferred stock units will be settled in shares of the Company’s common stock on the earlier of (1) the date specified in the Director’s deferral election form and (2) the six month anniversary of the Director’s cessation of service on the Board.

With respect to any deferred stock units issued to a Director serving on the Board on the Pricing Date as a result of such Director’s election to defer all or part of the annual cash retainer, or chair or committee cash fees, into deferred stock units, (1) the deferred stock units will vest, subject to the Director’s continued service on the Board through the applicable vesting date, on the earlier to occur of (i) the first anniversary of the IPO, and (ii) immediately prior to the Company’s First Annual Meeting, and (2) the number of deferred stock units any such Director is entitled to receive will be determined based upon the dollar amount of the fees elected to be received in deferred stock units and the price at which a share of the Company’s common stock is initially offered to the public in the IPO, rounded down for any partial shares.

As of the date of each annual meeting of the Company’s stockholders following the IPO (including the First Annual Meeting, each an “Annual Meeting”), or on a pro rata basis as of the date of a Director’s initial election or appointment to the Board, Directors may elect to defer all or part of the annual cash retainer, or chair or committee cash fees, that would be earned between such date and the next annual meeting (the “Service Period”) into deferred stock units.  Such deferred stock units would be issued on the first day of the Service Period on the basis of the price per share of the Company’s common stock on the date of grant, rounded down for any partial shares.  The deferred stock units will vest at the earlier of (i) the first anniversary of the date of grant or (ii) at the next following Annual Meeting, subject to the Director’s continued service on the Board through the applicable vesting date.

During any period of deferral, Directors will be paid cash dividend equivalents on their deferred stock units as dividends are paid on shares of the Company’s common stock.

Expense Reimbursement:

All of our Directors are reimbursed for their reasonable out-of-pocket expenses related to their service as a member of the Board or any of the committees of the Board.

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2016 Equity and Incentive Compensation Plan (the “Plan”).  Any equity granted will be subject to the limitation in the Plan on the number of awards that can be granted in a calendar year to any one individual or director.

IPO RSU Grant:  Each Director serving on the Board on the Pricing Date will be granted on the Pricing Date, automatically and without further action by the Board, an award of restricted stock units for a number of shares equal to (1) $125,000, divided by (2) the price at which a share of the Company’s common stock is initially offered to the public in the IPO, rounded down for any partial shares (the “IPO Grant”).  The IPO Grant will vest in full in one installment on the earlier to occur of (i) the first anniversary of the date of the IPO, and (ii) immediately prior to the Company’s First Annual Meeting, subject to the Director’s continued service through such vesting date.

Annual RSU Grant:  As of the date of each Annual Meeting, or on a pro-rata basis as of a Director’s initial election or appointment to the Board following the IPO, each Director will be granted, automatically and without further action by the Board, an award of restricted stock units for a number of shares equal to (1) $125,000, divided by (2) the Market Value per Share (as defined in the Plan) on the date of grant, rounded down for any partial share (the “Annual Grant”).  The Annual Grant will vest in full in one installment on the earlier to occur of (i) the first anniversary of the grant date, and (ii) immediately prior to the Company’s next following Annual Meeting, subject to the Director’s continued service through such vesting date.

Directors may elect to defer all or part of the grant of restricted stock units into deferred stock units, which will vest on the same basis as a Director’s restricted stock unit would vest, and will be settled in shares of the Company’s common stock on the earlier of (1) the date specified in the Director’s deferral election form or (2) the six month anniversary of the Director’s cessation of service on the Board.  During the period of deferral, Directors will be paid cash dividend equivalents on their deferred stock units as dividends are paid on shares of the Company’s common stock.

Deferral Elections

Deferral elections described in this policy shall be made in such manner as prescribed by the Company in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.